Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

Press Release	News Release

	Contact:	Kimberly Kuo SVP, Public Affairs & Communications 704-557-4584
FOR IMMEDIATE RELEASE August 24, 2017

Mr. Richard T. Williams Named to

Coca-Cola Consolidated’s Board of Directors

Charlotte—Coca-Cola Bottling Co. Consolidated today announced that Mr. Richard T. (Stick) Williams has been named to the Company’s Board of Directors. Mr. Williams’ appointment is effective August 23, 2017.

Mr. Williams served in various leadership roles during his 37-year career at Duke Energy Corporation. At the time of his retirement, he served as Vice President of Corporate Community Affairs and President of the Duke Energy Foundation.

Mr. Williams is a current board member for HomeTrust Bancshares (Asheville, N.C). He is co-chair of Project LIFT, an innovative philanthropic initiative to address educational issues in the Charlotte Mecklenburg School’s West Charlotte Corridor. He also serves on the boards of National Association of Corporate Directors  –  Carolinas Chapter, Carolinas HealthCare System, Central Piedmont Community College, Read Charlotte, the Kenan Institute for Engineering, Technology and Science, Hope Haven, Inc., and The Good Fellows Club. In addition, he has served on various other boards throughout his career, including UNC Chapel Hill  –  Board of Trustees (Chair), Chapel Hill Chamber of Commerce (Chair), UNC General Alumni Association (Chair), Durham Chamber of Commerce (Chair), Greater Charlotte YMCA (Chair), The Mint Museum (Chair), and Bank of Commerce.

“We are very pleased to have an individual with Stick’s leadership qualities and background of success in both the business and civic communities. As a well-respected executive that shares our values, we look forward to working with him for many years to come,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III.

Williams was also named one of 2015’s “Heroes of the Fortune 500” for good works by employees of the nation’s largest companies. North Carolina’s Governor also conferred the Order of the Long Leaf Pine on Mr. Williams, one of North Carolina’s most prestigious honors.

A Greensboro, N.C. native, he graduated from the University of North Carolina at Chapel Hill with a Bachelor of Science degree in accounting. He and his wife have three daughters and one grandchild.

About Coca-Cola Bottling Co. Consolidated

Coke Consolidated is the largest independent Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For 115 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 16 states to over 64 million consumers.

Headquartered in Charlotte, N.C., Coke Consolidated is traded on the NASDAQ under the symbol COKE. More information about the company is available at www.cokeconsolidated.com. Follow Coke Consolidated on Facebook, Twitter, Instagram and LinkedIn.